                                                                       EXHIBIT 3

                         CHADMOORE WIRELESS GROUP, INC.
                         2875 East Patrick Lane, Suite G
                             Las Vegas, Nevada 89120



                                             August 21, 2000



Recovery Equity Investors II, L.P.
555 Twin Dolphin Drive
Redwood City, California 94065

Re: Agreement and Plan of Reorganization dated as of August 21, 2000 by and among Nextel Communications, Inc. ("Nextel"), Nextel Asset Acquisition Co. ("Acquisition Sub") and Chadmoore Wireless Group, Inc. ("Chadmoore") (the "Agreement")

Gentlemen:

Contemporaneously with the execution and delivery of this letter, Nextel, Acquisition Sub and Chadmoore are entering into the Agreement, pursuant to which Chadmoore shall transfer to Nextel the Assets (except for the Excluded Assets specified in the Agreement) in exchange for the Nextel Shares (as adjusted pursuant to the terms of the Agreement) and the assumption of certain obligations of Chadmoore. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In order to induce Recovery Equity Investors II, L.P., a Delaware limited partnership ("REI"), to enter into the letter agreement relating to its support of the Agreement and the Reorganization as required by Nextel under the Agreement, Chadmoore hereby agrees with REI as follows:

         1. Chadmoore shall adopt a plan of liquidation (the "Plan") in connection with the approval of the Reorganization by the stockholders of Chadmoore, which Plan shall have been adopted by Chadmoore's Board of Directors and recommended by such Board for approval by Chadmoore's stockholders entitled to vote thereon. The Plan shall provide for the liquidation of Chadmoore and distribution of the Nextel Shares, in part, as follows:

                  (A) At a time determined in accordance with the Plan and the liquidating trust created thereunder, REI shall be entitled to receive, in exchange for the surrender of all of the shares of Series C Preferred Stock of Chadmoore then owned by REI and the Warrant, represented by Certificate No. 3, dated May 1, 1998, issued by Chadmoore to REI (the "Warrant"), an aggregate number of Nextel Shares equal to the sum of (x) the number of Nextel Shares that REI would be entitled to receive under the Plan had it exercised the Warrant in full (using the portion of the aggregate Stated Value (as defined in the Certificate of Designation of the Rights, Preferences and Privileges of the Series C Preferred Stock (the "Certificate of Designation") of all of the shares of Series C Preferred Stock of Chadmoore then owned by REI which equals the Aggregate Exercise

          Price (as defined in the Warrant)) and received shares of Common Stock, par value $.001 per share, of Chadmoore upon such exercise and
          (y) the number of Nextel Shares reflecting by value (as determined by reference to the price of the Nextel Shares determined in accordance with the Plan) the amount equal to (A) the difference between the aggregate Stated Value of all of the shares of Series C Preferred Stock of Chadmoore then owned by REI and the portion thereof used to satisfy the exercise of the Warrant described in (x) above and (B) to the extent permitted by applicable Colorado law, the amount of all accrued and unpaid dividends on the Series C Preferred Stock as provided in the Certificate of Designation through and including the Closing Date (and Chadmoore shall not declare or pay any dividends on such shares of Series C Preferred Stock);

                  (B) Unless otherwise approved by REI with respect to the treatment of it as a holder of Common Stock, all holders of Common Stock shall be treated the same under the Plan; and

                  (C) The form and substance and manner of approval of the Plan shall conform with all applicable requirements for the Reorganization, together with the liquidation to be effected under the Plan, to be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Code, as determined by Chadmoore=s independent accountants.

         2. Following the approval by the shareholders of Chadmoore of the Reorganization and the Plan, REI shall exercise the Warrant, represented by Certificate No. 1, dated May 1, 1998, issued by Chadmoore to REI through the payment of the exercise price in accordance with the terms thereof.

This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

This Letter Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If you are in agreement with the foregoing, please sign the copy of this letter enclosed and return it to the undersigned, whereupon it will become a binding obligation between us.

                                   Sincerely yours,


                                   CHADMOORE WIRELESS GROUP, INC.


                                   By: /s/ Robert W. Moore
                                      -----------------------------------
                                        Name: Robert W. Moore
                                        Title: President and Chief
                                               Executive Officer

Agreed to and accepted this 21st day of
August, 2000.

RECOVERY EQUITY INVESTORS II, L.P.

By:  RECOVERY EQUITY PARTNERS II, L.P.
     its General Partner

By: /s/ Joseph J. Finn-Egan
   -------------------------------
      Name: Joseph J. Finn-Egan
      Title: General Partner


By: /s/ Jeffrey A. Lipkin
   -------------------------------
     Name:  Jeffrey A. Lipkin
     Title:  General Partner